EXHIBIT 99.1

Atreca Reports Fourth Quarter and Full-Year 2021 Financial Results and ATRC-101 Data Update

Partial response (PR) observed in ATRC-101 monotherapy cohort as well as a confirmed complete response (CR) observed in pembrolizumab combination cohort in Phase 1b clinical trial

Clinical activity observed in multiple tumor types and significantly associated with ATRC-101 target expression; target diagnostic validated and planning for participant selection based on target expression

ATRC-101 has been well-tolerated with no dose-limiting toxicities observed

Conference call and webcast with accompanying slides scheduled for today at 4:30 p.m. EST

SAN CARLOS, Calif., March 03, 2022 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced financial results for the fourth quarter and full-year ended December 31, 2021, and provided updated clinical data from the ongoing Phase 1b trial of ATRC-101 in select solid tumors.

"Last year was a highly productive year for Atreca with regard to both clinical development of ATRC-101 and the generation and advancement of other pipeline assets,” said John Orwin, Chief Executive Officer. “We are pleased to report additional results from the ATRC-101 program today. The data continue to show a significant association between activity and target expression, and we’ve now observed a partial response in monotherapy along with a complete response in the pembrolizumab combination cohort. Given the relationship between activity and target expression, we are preparing to integrate a diagnostic for participant selection. We believe these data demonstrate that ATRC-101 has clinical activity, validating our platform and our approach to identifying potentially valuable therapeutic antibodies against novel targets in oncology. On the preclinical side, we look forward to presenting more information on our EphA2 program and other pipeline assets at an R&D day in April.”

ATRC-101 Update

  The Phase 1b trial is a first-in-human, open-label study of ATRC-101 in patients with select solid tumor cancers. The trial began with a dose escalation portion of five dose levels from 0.3 mg/kg to 30 mg/kg, which was completed last year with no dose-limiting toxicities observed. Patient enrollment is ongoing in a once-every-three-week (Q3W) monotherapy dose cohort, a once-every-two-week (Q2W) monotherapy dose cohort and combination dose cohort with pembrolizumab. Enrollment in the monotherapy cohorts is limited to patients with tumor types displaying greater than 50% immunoreactivity to ATRC-101 in preclinical studies, and greater than 30% in the combination cohort. The objectives of the study are to characterize safety, determine a maximum tolerated or recommended dose for future studies, measure initial anti-cancer activity, and characterize potential biomarkers of activity in tumors, plasma, and peripheral blood mononuclear cells (PBMC).
  As of the data cut-off date of February 15, 2022, a total of 47 participants have been dosed in the trial and evaluated for safety, including 36 participants treated in the Q3W arm, 8 in the Q2W arm, and 3 in the combination arm. Thirty-eight of 47 participants were treated with doses of 3 mg/kg, 10 mg/kg or 30 mg/kg, which we believe are pharmacologically relevant. Participants enrolled in the study had received a median of five prior lines of treatment, and participants in the combination arm are required to have had prior anti-PD-1 or anti-PD-L1 therapy.
  ATRC-101 has been generally well-tolerated, with no dose-limiting toxicities in the monotherapy or combination dose-escalation cohorts. Among the 47 participants enrolled, 16 (34%) had at least one grade ≥ 3 adverse event (AE). Only two grade 3 AEs were considered potentially treatment-related, which were headache and a small intestinal obstruction. The most common treatment-related AEs were fatigue (n=15, 32%) and nausea (n=12, 26%).
  Target expression in tumor biopsies obtained at screening was significantly associated with anti-tumor activity in the 3,10 and 30 mg/kg cohorts. Among participants treated at the higher dose levels who were evaluable for target expression and response, stable disease (SD) (n=6), PR (n=1) or CR (n=1) was observed in 8 of 12 (66%) with a screening H-score ≥ 50 (high). By comparison, in such participants with a screening H-score < 50 (low), SD was observed in 2 of 12 (17%), and none achieved PR or better.
  A confirmed CR was observed in a melanoma participant (H-score high) in the pembrolizumab combination cohort who had progressed on prior anti-PD-1 and combined BRAF/MEK inhibitor therapy. In the monotherapy cohorts, a participant with non-small cell lung cancer (H-score high) achieved PR with 48% reduction in tumor burden, and a participant with colorectal cancer (H-score unknown) experienced a 29% reduction. All three participants remain on study.
  Enrollment is ongoing in the Q3W and Q2W monotherapy cohorts and in the pembrolizumab combination cohort. Atreca has now completed validation of the target diagnostic and is planning to begin participant selection based on target expression in 2Q22. Atreca expects to report additional monotherapy and combination data in 2H22.

“We are very encouraged by the safety profile and evidence of the anti-tumor activity of ATRC-101, both as a single agent and in combination with a checkpoint inhibitor,” said Jonathan Benjamin, M.D., Ph.D., Senior Vice President, Clinical Research. “We are pleased to see stable disease with tumor burden reduction in several trial participants and are especially gratified that two participants achieved objective responses, including a 78-year-old participant with melanoma who had progressed on a prior anti-PD1 agent yet achieved a complete response with the combination of ATRC-101 and pembrolizumab. ATRC-101 recognizes a previously unknown ribonucleoprotein complex that is expressed selectively in tumor tissue of many different cancer types. Among participants with evaluable baseline tumor biopsies, tumor burden reduction was achieved exclusively in those with high ATRC-101 target expression. Selection of trial participants based on target expression will be important in further evaluation of ATRC-101 and is expected to begin by mid-year.”

Other Recent Developments and Highlights

  Atreca presented two posters on ATRC-101 at the 2021 Society for Immunotherapy of Cancer (SITC) Annual Meeting.
  Atreca disclosed data on its anti-SARS-CoV-2 antibody discoveries, originally planned for presentation at the Keystone Symposia Conference: Antibodies as Drugs, which was postponed. By applying its proprietary IRC® technology, the company discovered antibodies from the immune responses of patients infected with the original SARS-CoV-2 virus, two of which were determined to be pan-neutralizing against a panel of SARS-CoV-2 variants, including Delta and more recently, Omicron.
  Atreca will be hosting a pipeline-focused virtual R&D Day on April 5th, 2022. Topics to be covered include our EphA2 program, as well as other previously undisclosed antibodies against new targets in ADC, T cell engager and other weaponized formats, in addition to our non-oncology programs.

Fourth Quarter and Year End 2021 Financial Results

  As of December 31, 2021, cash and cash equivalents and investments totaled $148.1 million.
  Research and development expenses for the year ended December 31, 2021, were $78.3 million, including non-cash share-based compensation expense of $8.6 million. Research and development expenses for the three months ended December 31, 2021, were $22.2 million, including non-cash share-based compensation expense of $2.5 million.
  General and administrative expenses for the year ended December 31, 2021, were $32.0 million, including non-cash share-based compensation expense of $8.3 million. General and administrative expenses for the three months ended December 31, 2021, were $7.3 million, including non-cash share-based compensation expense of $2.2 million.
  Atreca reported a net loss of $109.3 million, or basic and diluted net loss per share attributable to common stockholders of $2.95, for the year ended December 31, 2021. The Company reported a net loss of $29.5 million, or basic and diluted net loss per share attributable to common stockholders of $0.79, for the three months ended December 31, 2021.

Conference Call and Webcast Details

Atreca will host a live conference call and webcast today at 4:30 p.m. EST. To access the conference call by telephone, please dial (800) 373-6606 (Domestic) or 409-937-8918 (International). The conference ID number is 5089907.

The live audio webcast and accompanying slide presentation can be accessed via the Events section of the Company’s investor relations website at https://ir.atreca.com/news-and-events/event-calendar. An archived replay of the webcast will be available on the Company's website for 90 days following the live event.

About Atreca, Inc.

Atreca is a biopharmaceutical company developing novel antibody-based immunotherapeutics generated by its differentiated discovery platform. Atreca's platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for first-in-class therapeutic candidates, such as our lead product candidate ATRC-101. A Phase 1b study evaluating ATRC-101 in multiple solid tumor cancers is currently enrolling patients. For more information on Atreca, please visit www.atreca.com.

About ATRC-101

ATRC-101 is a monoclonal antibody derived from an antibody identified using Atreca’s discovery platform. ATRC-101 is believed to function through Driver Antigen Engagement, a novel mechanism of action in oncology. This mechanism involves systemic delivery of an antibody that, in preclinical models, engages the innate immune system to cause remodeling of the tumor microenvironment and drive T cell-mediated destruction of tumor cells. Atreca has identified the target of ATRC-101 as a tumor-specific ribonucleoprotein (RNP) complex. ATRC-101 has demonstrated robust anti-tumor activity as a single agent in multiple preclinical syngeneic tumor models, including one model in which PD-1 checkpoint inhibitors typically display limited activity. Further, ATRC-101 has been shown to react in vitro with a majority of human ovarian, non-small cell lung, colorectal, breast cancers and acral melanoma samples from multiple patients. Atreca initiated a Phase 1b first-in-human study of ATRC-101 in participants with select solid tumors in 2020, and initiated the combination arm with pembrolizumab in 2021.

Forward-Looking Statements

This release contains forward-looking statements regarding our strategy and future plans, including statements regarding the development of ATRC-101 and our preclinical and clinical plans, specifically, plans to begin participant selection based on target expression, the ability of our discovery platform to identify potentially valuable therapeutic antibodies, plans to present new information on our EphA2 program and other pipeline assets, the results of our clinical trials and studies and other developing data, plans regarding the evaluation of clinical data, reports of monotherapy data and combination data and other data read-outs, enrollment objectives, our ability to obtain sufficient clinical enrollment, reports of clinical enrollment updates, plans to file an Investigational New Drug application, and the timing thereof, the safety or potential efficacy of ATRC-101 or our anti-SARS-CoV-2 antibody discoveries, and our ability to fund current operations and develop and commercialize our current or potential future product candidates. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "preparing," "potential," "expect," "believe," “presenting,” "planned," “will,” “continue” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials, regulatory submissions, and other matters that are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,	December 31,
	2021	2020

ASSETS

Current Assets
Cash and cash equivalents	$94,746	$60,789
Investments	22,287	179,296
Prepaid expenses and other current assets	5,337	9,037
Total current assets	122,370	249,122
Property and equipment, net	43,015	19,831
Long-term investments	31,042	-
Deposits and other	3,630	3,111
Total assets	$200,057	$272,064

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$3,352	$5,216
Accrued expenses	11,555	10,302
Other current liabilities	1,992	1,900
Total current liabilities	16,899	17,418
Capital lease obligations, net of current portion	-	4
Deferred rent	28,229	12,585
Total liabilities	45,128	30,007

Stockholders’ equity
Common stock	4	4
Additional paid-in capital	514,794	492,436
Accumulated other comprehensive income (loss)	(102)	58
Accumulated deficit	(359,767)	(250,441)
Total stockholders’ equity	154,929	242,057
Total liabilities and stockholders’ equity	$200,057	$272,064

Atreca, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020

Expenses
Research and development	$22,204	$16,847	$78,349	$62,045
General and administrative	7,306	6,639	31,954	26,834
Total expenses	29,510	23,486	110,303	88,879
Interest and other income (expense)
Other income	-	366	851	1,353
Interest income	24	136	207	1,218
Interest expense	-	(1)	(3)	(4)
Loss on disposal of property and equipment	(32)	(22)	(77)	(22)
Loss before Income tax expense	(29,518)	(23,007)	(109,325)	(86,334)
Income tax expense	-	-	(1)	(1)
Net loss	$(29,518)	$(23,007)	$(109,326)	$(86,335)
Net loss per share, basic and diluted	$(0.79)	$(0.63)	$(2.95)	$(2.70)
Weighted-average shares used in computing
net loss per share, basic and diluted	37,493,779	36,726,441	37,038,195	31,924,473

Contacts

Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251
agray@atreca.com

Media:
Julia Fuller, 858-692-2001
julia@fordhutmanmedia.com

Source: Atreca, Inc.